EXHIBIT 5.1

[SCOR Letterhead]

September 16 , 2005

SCOR

1, Avenue du Général de Gaulle

92074 Paris-La Defense Cedex

France

Ladies and Gentlemen:

In my capacity as General Counsel of SCOR, a société anonyme organized under the laws of the Republic of France (the "Company"), and in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to up to 850,000 ordinary shares, nominal value €0.78769723, of the Company (the "Ordinary Shares"), which may be awarded under the SCOR Specific Stock Option Plan for the Subscription of Shares to be Issued, dated September 16, 2005 (the "Plan"), you have requested my opinion as to the matters set forth below.

I have examined and considered original or copies, certified or otherwise identified to my satisfaction, of the following corporate records, as well as other corporate records, certificates and other documents, and such questions of French law, as I have considered necessary or appropriate for purposes of rendering this opinion:

1.

an excerpt of the minutes of the Company's extraordinary meeting of shareholders (assemblée générale extraordinaire) held on May 31, 2005, authorizing the board of directors of the Company, for a term expiring on November 30, 2006, to decide upon the grant of options to salaried personnel and company representatives of the Company to purchase or subscribe for the Ordinary Shares, including pursuant to the Plan;

2.

an excerpt of the minutes of the meeting of the board of directors held on August 31, 2005, pursuant to the authority conferred by the above-mentioned shareholders' meeting, (i) approving the Plan and its terms and conditions and (ii) delegating to the Chairman and Chief Executive Officer of the Company the decision to grant options as of September 16, 2005 and the determination of the exercise price as of September 16, 2005 according to the formula decided by the board of directors;

www.scor.com	SCOR Group Immeuble SCOR 1, Avenue du General de Gaulle 92074 Paris La Defense Cedex France	Tel +33 (0)1 46 98 70 00 Fax +33 (0)1 47 67 04 09 e-mail : info@scor.com www.scor.com	RCS Nanterre B 562 033 357 Siret 562 033 357 00020 Societe Anonyme au Capital de 763.096.713 Euros

3.

a copy of the decision of the Chairman and Chief Executive Officer of the Company dated as of September 16, 2005 relating to the grant of the options under the Plan, pursuant to the powers granted to him by the meeting of the board of directors held on August 31, 2005.

In all examinations of documents, instruments and other papers, I have assumed the genuineness of all signatures on originals and certified documents and the conformity to originals and certified documents of all copies submitted to me as conformed, photostatic or other copies. I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

Based upon the foregoing examination and the information thus supplied, it is my opinion that the Ordinary Shares to be offered under the Plan being registered on the Registration Statement are duly authorized and, when issued and sold upon exercise of the options and payment of the exercise price therefor pursuant to the terms of the Plan, will be validly issued and fully paid.

In connection with this opinion, I have assumed that, at the time of the grant of options under the Plan and the issuance of the Ordinary Shares pursuant thereto, (i) the shareholders' resolutions, board of directors' resolutions and the decision of the Chairman and Chief Executive Officer referred to in paragraphs (1), (2) and (3) above shall not have been amended or rescinded and (ii) there will not have occurred any change in applicable law or any amendment in the statuts of the Company affecting the validity of the Ordinary Shares to be issued upon exercise of the options, and the issuance and delivery of such Ordinary Shares will comply with then applicable law.

The foregoing opinion is limited to the laws of the Republic of France, and I express no opinion as to the effect of the law of any other jurisdiction.

This letter speaks as of the date hereof and I disclaim any obligation to advise you or any other person of changes in law or fact that occur after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to my name under Item 5, "Interests of Named Experts and Counsel" in the prospectus which is a part of the Registration Statement. In giving such consents, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Emmanuelle Rousseau

Emmanuelle Rousseau
General Counsel

www.scor.com	SCOR Group Immeuble SCOR 1, Avenue du General de Gaulle 92074 Paris La Defense Cedex France	Tel +33 (0)1 46 98 70 00 Fax +33 (0)1 47 67 04 09 e-mail : info@scor.com www.scor.com	RCS Nanterre B 562 033 357 Siret 562 033 357 00020 Societe Anonyme au Capital de 763.096.713 Euros